CORTEVA™ agriscience

News Release 4Q/Full Year

Corteva Reports Fourth Quarter and Full Year 2020 Results, Provides 2021 Guidance

WILMINGTON, Del., February 3, 2021 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the fourth quarter and 12 months ended December 31, 2020.

4Q 2020 Results Overview

	Net Sales	EPS	Income from Cont. Ops (After Tax)
GAAP vs. 4Q 2019	$3.21B +8%	$0.13 +317%	$99M +336%
	Organic[1] Sales	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP vs. 4Q 2019	$3.46B +16%	$0.04 (43%)	$236M +5%

FY 2020 Results Overview

	Net Sales	EPS[4]	Income from Cont. Ops (After Tax)[4]
GAAP vs. Full Year 2019[2]	$14.2B +3%	$0.98 +4,800%	$756M +2,808%
	Organic[1] Sales	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP vs. Full Year 2019[2]	$15.0B +8%	$1.50 +5%	$2.1B +5%

Full Year 2020 Highlights

- Full year 2020 net sales grew 3% versus prior year. Organic[1] sales rose 8% during the same period. Continued penetration of new products drove volume and price gains. Organic[1] sales increased in every region, with double-digit growth in Latin America and Asia Pacific.
- Crop Protection net sales grew 3% and organic[1] sales increased 11% for the year. Volume and price increases were led by sales of new and differentiated products. Sales of new Crop Protection products contributed $1.0 billion to full year net sales – a 35% increase versus prior year. Collectively, gains in volume and price more than offset currency headwinds primarily attributed to the Brazilian Real and portfolio impacts.
- Seed net sales increased 2% and organic[1] sales grew 6% compared to prior year. Volume and local price gains were primarily driven by continued penetration of new products – more than offsetting the unfavorable impact of currency.
- GAAP income and earnings per share (EPS) from continuing operations were $756 million and $0.98 per share for the full year 2020, respectively.
- Operating EBITDA[1] rose 5% versus 2019 to $2.1 billion, driven by volume and price gains in both Seed and Crop Protection, as well as ongoing execution on cost and productivity actions. Currency net of pricing was a $180 million headwind, inclusive of $150 million in pricing actions.
- Corteva delivered cash flow from operations of $2.1 billion for the period, reflecting operational performance both in profitability and from improvements in working capital.
- Management provided full year 2021 guidance[8]; and expects net sales in the range of $14.4 billion to $14.6 billion. Operating EBITDA is expected to be in the range of $2.4 billion to $2.5 billion, an increase of 15-20% compared to prior year.

1. Organic Sales, Operating EPS, Pro Forma Operating EPS, Operating EBITDA and Pro Forma Operating EBITDA are non-GAAP measures. See page A-6 for further discussion. 2. Full Year 2019 GAAP information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X that was in effect prior to recent amendments. Non-GAAP measures for these periods are reconciled to the GAAP pro forma measure. 3. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 4. Full year 2020 improvement over prior-year Income from Continuing Operations After Income Taxes and GAAP EPS is primarily due to the absence of integration and separation charges in 2020. 5. Enlist E3™ soybeans are jointly developed by Dow AgroSciences and MS Technologies™. 6. Represents coverage of total North America market, including branded, competitors and licensees. 7. Launches pending all applicable regulatory approvals. 8. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 6 for further discussion.

1

News Release 4Q/Full Year 2 Company Update Building Momentum behind Accelerated Enlist™ Ramp-Up – Delivering Progress on Conkesta E3® Soybeans Corteva continues to make solid progress on the accelerated ramp-up of its Enlist E3™5 soybeans and its Enlist One® and Enlist Duo® herbicides. Strong early demand for Enlist™ herbicides in the U.S. was evident in fourth quarter sales, which more than doubled versus prior year to $140 million. Building on this accelerated progress, the Company delivered $440 million in sales for the full Enlist™ system in 2020 – further solidifying expectations of rapid adoption for this technology. Incremental Enlist™ herbicides progress was underpinned by strong Seed sales, with Enlist E3™5 soybeans representing approximately 17% of Corteva units in North America in 20206. The Company achieved a significant regulatory milestone in Seed with its Conkesta E3® soybean technology during the quarter, with the recent positive opinion from the European Food Safety Authority (EFSA) – an important step in the continued path to commercialization7 for this technology. Generating Substantial Cash Flow through Disciplined Execution Corteva drove continued, strong execution on cash generation with total cash flows from operations of approximately $2.1 billion for the year. The Company continues to deliver progress on working capital productivity, with an 11% improvement in net working capital turns versus prior year. Delivering Value to Shareholders through Consistent, Focused Actions In 2020, the Company repurchased $275 million in common stock – and, including dividends, returned more than $660 million in total to shareholders through the end of the year. Since spin, Corteva has returned more than $875 million to shareholders – and expects to return at least $1.1 billion through dividends and share repurchases by the end of 2021, with the completion of the majority of its share repurchase program anticipated by mid-year 2021. “In 2020, Corteva delivered on our strategy, resulting in strong sales and earnings growth in the quarter and for the year. We delivered these results against the backdrop of historic market volatility and uncertainty related to the ongoing COVID-19 pandemic – a solid proof point of the strength and resilience of our global team. “Our new and differentiated products contributed to solid top-line growth. We delivered progress in 2020 on key innovations and investments, such as the accelerated ramp-up of our Enlist™ system, which exceeded our initial expectations on U.S. soybean acres in 2020. At the same time, we grew our position in key markets and regions during the year, and further strengthened our multi-channel, multi-brand strategy, including the launch of Brevant™ in the U.S. retail channel. “We view 2021 as an acceleration point on our path. We are confident that continued penetration of our high-margin technology, coupled with our cost and productivity initiatives, will result in margin expansion in the near term, with more upside further ahead. “Above all, we are committed to delivering significant value to shareholders. In 2020, we advanced our returns to shareholders through our dividends and the continued execution of our share repurchase program, which we now expect to complete by the end of 2021 – with the majority expected by mid-year. Bottom line: Our strategy is solid. Our team continues to execute. We are confident we will deliver.” James C. Collins, Jr. Chief Executive Officer

News Release 4Q/Full Year

Summary of Fourth Quarter 2020

For the fourth quarter ended December 31, 2020, net sales increased 8% versus the same period last year, as organic[1] sales increased 16%.

Volume grew 10% versus the prior-year period, driven primarily by continued adoption of new and differentiated Crop Protection products. The Company delivered double-digit organic[1] sales gains in North America[3], Latin America, and Asia Pacific, with 21% organic[1] sales for the segment. Early season sales in Seed helped to offset the impact of currency in Latin America. Seed organic[1] sales increased 9%, with gains in almost every region.

Local price increased 6% versus prior year. Higher prices in all regions helped to offset the impact of currency, which represented a headwind of 8% globally, led by the Brazilian Real.

GAAP income from continuing operations after income taxes was $99 million in fourth quarter 2020. Operating EBITDA[1] for the fourth quarter was $236 million, up 5% compared to the same period last year. Continued adoption of new and differentiated technology in Seed and Crop Protection, coupled with ongoing execution on cost and productivity actions, more than offset the negative impact of currency, as well as the absence of prior-year gains on divestitures. Currency net of pricing was a $40 million headwind, inclusive of $80 million in pricing actions.

($ in millions, except where noted)	4Q 2020	4Q 2019	% Change	% Organic[1] Change
Net Sales	$3,207	$2,983	8%	16%
North America	$1,350	$1,129	20%	19%
EMEA	$417	$404	3%	4%
Latin America	$1,051	$1,109	(5)%	17%
Asia Pacific	$389	$341	14%	12%

Summary of Full Year 2020

For the year ended December 31, 2020, net sales increased 3% versus prior year, with organic[1] sales growth of 8%.

Volume increased 5% versus the year-ago period, primarily driven by sales of new and differentiated products globally and across both segments. Local price grew 3% on a full year basis, with higher prices in all regions, led by Latin America partly to offset currency. Currency represented a headwind of 5%, led by the impact of the Brazilian Real.

GAAP income from continuing operations after income taxes was $756 million in 2020. Operating EBITDA[1] for the full year period was $2.1 billion, an increase of 5% as compared to prior year on a pro forma basis. Favorable mix, ongoing cost and productivity actions and higher volumes more than offset the negative impact from currency.

Corteva generated $2.1 billion in cash from operations for the full year. These results demonstrate effective working capital management.

($ in millions, except where noted)	FY 2020	FY 2019	% Change	% Organic[1] Change
Net Sales	$14,217	$13,846	3%	8%
North America	$7,168	$6,929	3%	4%
EMEA	$2,842	$2,740	4%	8%
Latin America	$2,805	$2,889	(3)%	17%
Asia Pacific	$1,402	$1,288	9%	13%

3

News Release 4Q/Full Year

Crop Protection Summary

Crop Protection net sales were approximately $2.0 billion in the fourth quarter of 2020, up 13% from $1.7 billion in the fourth quarter of 2019 – with 21% organic[1] sales growth for the quarter. Sales gains were driven by an 11% increase in volume and a 10% increase in local price, partially offset by an 8% negative impact from currency.

Volume growth was driven by strong demand for new products globally, including Enlist™ and Arylex™ herbicides and Isoclast™ insecticide. Local price rose due to increases in Latin America to offset currency, coupled with favorable product mix. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was $327 million in the fourth quarter of 2020, up from $277 million in the fourth quarter of 2019. Favorable mix, volume gains and ongoing cost and productivity actions more than offset the negative impact of currency, as well as gains on divestitures in 2019, coupled with higher input costs and increased investments in R&D. Currency net of pricing was a $10 million headwind, inclusive of $80 million in pricing actions.

($ in millions, except where noted)	4Q 2020	4Q 2019	% Change	% Organic[1] Change
North America	$845	$643	31%	31%
EMEA	$211	$226	(7)%	(9)%
Latin America	$602	$615	(2)%	21%
Asia Pacific	$309	$256	21%	17%
Total 4Q Crop Protection Net Sales	$1,967	$1,740	13%	21%

Crop Protection net sales were $6.5 billion in 2020, up 3% from $6.3 billion in 2019, with organic[1] sales increases of 11%. Sales gains were driven by a 7% increase in volume and a 4% increase in local price, which was partially offset by a 7% impact from currency and a 1% impact from portfolio.

The increase in volume was driven by continued penetration of new products globally, with combined sales of $1.0 billion in 2020 – up $265 million compared to the prior-year period – led by Enlist™, Arylex™ and Rinskor™ herbicides and Isoclast™ insecticide. Local price growth was driven by increases in Latin America to offset currency, coupled with favorable mix globally from new product launches.

Unfavorable currency impacts were led by the Brazilian Real.

The Company has recognized approximately $150 million in pricing to offset the weakening Brazilian Real for the full year. The portfolio impact was driven by divestitures in Asia Pacific and North America.

Segment operating EBITDA was $1.0 billion in 2020, down from pro forma segment operating EBITDA of $1.1 billion in 2019. Favorable mix and ongoing cost and productivity actions, together with volume gains, were more than offset by the negative impact of currency, increased investment to fund growth and higher input costs. Currency net of pricing was a $70 million headwind, inclusive of $150 million in pricing actions.

($ in millions, except where noted)	FY 2020	FY 2019	% Change	% Organic[1] Change
North America	$2,373	$2,205	8%	8%
EMEA	$1,374	$1,362	1%	4%
Latin America	$1,688	$1,759	(4)%	17%
Asia Pacific	$1,026	$930	10%	14%
Total FY Crop Protection Net Sales	$6,461	$6,256	3%	11%

4

News Release 4Q/Full Year

Seed Summary

Seed net sales were $1.2 billion in the fourth quarter of 2020, flat from the same period last year. Volume gains of 9% were offset by a 9% impact from currency.

Volume growth was driven by strong Safrinha corn sales in Brazil, coupled with early season sales in North America and Europe. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was a seasonal loss of $(47) million in the fourth quarter of 2020, compared to a loss of $(26) million in the fourth quarter of 2019. Volume gains and ongoing cost and productivity actions were more than offset by the unfavorable impact of currency and higher input costs.

($ in millions, except where noted)	4Q 2020	4Q 2019	% Change	% Organic[1] Change
North America	$505	$486	4%	4%
EMEA	$206	$178	16%	21%
Latin America	$449	$494	(9)%	13%
Asia Pacific	$80	$85	(6)%	(2)%
Total 4Q Seed Net Sales	$1,240	$1,243	--%	9%

Seed net sales were approximately $7.8 billion in 2020, up 2% from approximately $7.6 billion in 2019. The increase was driven by a 5% increase in volume and a 1% increase in local price, partially offset by a 4% unfavorable impact from currency.

Seed reported organic[1] growth in all regions, led by strong sales in Latin America, market share gains in EMEA, and the recovery of soybean planted area in North America. Global corn price grew 2% year over year, primarily driven by continued penetration from products such as Qrome® and PowerCore ULTRA™. North America soybean price increased 2% versus the year-ago period due to superior product performance and strong execution. Unfavorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was $1.2 billion in 2020, up 16% from pro forma segment operating EBITDA of $1.0 billion in 2019. Favorable mix, volume gains and ongoing cost and productivity actions more than offset the unfavorable impact of currency, higher input costs and higher royalties.

($ in millions, except where noted)	FY 2020	FY 2019	% Change	% Organic[1] Change
North America	$4,795	$4,724	2%	2%
EMEA	$1,468	$1,378	7%	12%
Latin America	$1,117	$1,130	(1)%	17%
Asia Pacific	$376	$358	5%	10%
Total FY Seed Net Sales	$7,756	$7,590	2%	6%

5

News Release 4Q/Full Year 6 Outlook The Company provided guidance8 for the full year 2021. Corteva expects net sales in the range of $14.4 billion to $14.6 billion, which at the mid-point represents expected net sales growth of 2% for the year and organic sales growth of 3% for the year. Operating EBITDA is expected to be in the range of $2.4 billion to $2.5 billion and operating EPS range is expected to be between $1.85 and $1.95 per share. In addition, the Company affirmed its mid-term targets as previously guided in 2019, including targeted compounded annual growth for Operating EBITDA of 12-16% from 2019 through 2022. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as significant items, without unreasonable effort. This outlook does not contemplate any extreme weather events, operational disruptions, significant changes in customers’ demand or ability to pay, or further acceleration of currency impacts resulting from the COVID-19 pandemic. Fourth Quarter Conference Call The Company will host a live webcast of its fourth quarter and full year 2020 earnings conference call with investors to discuss its results and outlook tomorrow, February 4, 2021, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019 and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter and YouTube. Cautionary Statement About Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “guidance”, “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DowDuPont, are forward looking statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward- looking statements also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: i) failure to obtain or maintain the necessary regulatory approvals for some Corteva’s products; (ii) failure to successfully develop and commercialize Corteva’s pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) effect of competition and consolidation in Corteva’s industry; (vi) effect of competition from manufacturers of generic products; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of climate change and unpredictable seasonal and weather factors; (ix) risks related to oil and commodity markets; (x) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (xi) impact of Corteva’s dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiii) effect of volatility in Corteva’s input costs; (xiv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva and other cost savings initiatives; (xv) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xvi) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) risks related to the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva; (xix) effect of compliance with laws and requirements and adverse judgments on litigation; (xx) risks related to Corteva’s global operations; (xxi) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; failure to enforce; (xxii) risks related to COVID-19; (xxiii) risks related to activist stockholders; (xxiv) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxv) effect of counterfeit products; (xxvi) Corteva’s dependence on intellectual property cross-license agreements; and (xxvii) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements or other estimates is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 4Q/Full Year 7 Corteva Unaudited Pro Forma Financial Information In order to provide the most meaningful comparison of results of operations, supplemental unaudited pro forma financial information for the full year 2019 has been included in this presentation. This presentation presents the pro forma results of Corteva, after giving effect to events that are (1) directly attributable to the merger of DuPont and Dow, debt retirement transactions related to paying off or retiring portions of Historical DuPont’s existing debt liabilities, and the separation and distribution to DowDuPont stockholders of all the outstanding shares of Corteva common stock; (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results. Refer to Corteva’s Form 10 registration statement filed on May 6, 2019, which can be found on the investors section of the Corteva website, for further details on the above transactions. The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, and are presented for informational purposes only, and do not purport to represent what the results of operations would have been had the above actually occurred on the dates indicated, nor do they purport to project the results of operations for any future period or as of any future date. Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, pro forma operating EBITDA, operating EBITDA margin, pro forma operating EBITDA margin, operating earnings per share, pro forma operating earnings per share, base tax rate, and pro forma base tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide additional, useful information to investors as they provide insight with respect to ongoing operating results of the Company and a useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-6 of the Financial Statement Schedules. For the full year 2019, these non-GAAP measures are being reconciled to a pro forma GAAP financial measure prepared and presented in accordance with Article 11 of Regulation S-X that was in effect prior to recent amendments. See Article 11 Pro Forma Combined Statements of Operations starting on page A-17 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to their most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-6 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Additionally, on February 1, 2021, Corteva approved restructuring actions designed to right-size and optimize footprint and organizational structure according to the business needs in each region with the focus on driving continued cost improvement and productivity. Corteva expects to record total pre-tax restructuring and asset-related charges of approximately $130 million to $170 million. The restructuring actions associated with this charge are expected to be substantially complete in 2021. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits, net and foreign exchange gains (losses) net, excluding the impact of significant items (including goodwill impairment charges). Non-operating benefits, net consists of non-operating pension and other post-employment benefit (OPEB) credits, tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings per share are defined as “Earnings per common share from continuing operations - diluted” excluding the after-tax impact of significant items (including goodwill impairment charges), the after tax impact of non-operating benefits, net, and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses) net, non-operating benefits, net, amortization of intangibles as of the Separation from DowDuPont, and significant items (including goodwill impairment charges). The full year 2019 is on a pro forma basis as discussed above in the paragraph ‘Corteva Unaudited Pro Forma Financial Information’. ® TM Corteva Agriscience and its affiliated companies or their respective owned. 02/03/2021 Media Contact Gregg M. Schmidt +1 302-485-3260 gregg.m.schmidt@corteva.com Investor Contact Jeff Rudolph +1 302-485-3704 jeff.rudolph@corteva.com